Exhibit 99.1

MIVA ANNOUNCES THE RESIGNATION OF PRESIDENT AND CHIEF
MARKETING OFFICER, SEB BISHOP

 Mr. Bishop to retain MIVA board position

NEW YORK — August 5, 2008. MIVA, Inc., (NASDAQ:MIVA), a digital media company, announced that President and Chief Marketing Officer, Seb Bishop, has resigned his position with the company to pursue other opportunities. Mr. Bishop, who has been with the company since 2000, will retain his seat on the MIVA, Inc. board of directors. Peter A. Corrao, MIVA’s Chief Executive Officer will assume Mr. Bishop’s responsibilities and take the new title of Chief Executive Officer and President; all changes are effective immediately.

“Seb has made a significant contribution to the business over the last eight years and we wish him the best of luck for the future,” commented Peter A. Corrao, Chief Executive Officer and President, MIVA, Inc. “He has extensive experience and knowledge of the digital media space so we’re pleased that he has accepted the extension of his board position for a further year.”

Added Mr. Bishop: “While I will no longer be involved with the business on a day-to-day basis, I am excited to continue contributing to the company’s strategy through my ongoing board position.”

www.miva.com

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About MIVA®, Inc.

MIVA, Inc. (NASDAQ:MIVA) is a global digital media company with a mission to deliver valuable digital audiences to advertisers. MIVA has two focuses to its business: owning and operating a growing portfolio of consumer destination sites and interest-specific toolbars, through its MIVA Direct division; and running a third-party contextual Pay-Per-Click ad network focused on key vertical sectors, through its MIVA Media division. MIVA, Inc. operates across North America and Europe.

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “anticipate” , “plan,” “will,” “intend,” “believe” or “expect’“ or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to develop and successfully market new products and services, and (3) the potential acceptance of new products in the market. Additional key risks are described in MIVA’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2007 and our most recently filed Form 10-Q.

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MIVA Contact:

Alex Vlasto

(212) 736.9151

Alex.Vlasto@miva.com